PRUDENT BEAR FUNDS, INC.

                           RULE 18f-3 MULTI-CLASS PLAN

                          as amended November 16, 1999

I.   Introduction.

     Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), the following sets forth the method for allocating fees and expenses among each class of shares of Prudent Bear Funds, Inc. (the "Company" or "Multi-Class Fund"). In addition, this Rule 18f-3 Multi-Class Plan (the "Plan") sets forth the front-end sales charges, Rule 12b-1 distribution expenses and service fees and other charges and fees of each class of shares in the Multi-Class Fund.

     The Company is an open-end management investment company registered under the 1940 Act, the shares of which are registered on Form N-1A under the Securities Act of 1933 (Reg. No. 333-98726). Upon the effective date of this Plan, the Company hereby elects to offer multiple classes pursuant to the provisions of Rule 18f-3 and this Plan.

II.  Allocation of Expenses.

     Pursuant to Rule 18f-3 under the 1940 Act, the Company shall allocate to each class of shares any fees and expenses incurred by the Company in connection with the distribution of such class of shares under a service and distribution plan adopted for such class of shares pursuant to Rule 12b-1. In addition, pursuant to rule 18f-3, the Company may allocate the following fees and expenses to a particular class of shares:

     (i) transfer agent fees and related expenses identified by the transfer agent as being attributable to such class of shares;

     (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, reports, and proxies to current shareholders of such class of shares or to regulatory agencies with respect to such class of shares;

     (iii)blue sky registration or qualification fees incurred by such class of shares;

     (iv) Securities and Exchange Commission registration fees incurred by such class of shares;

     (v) the expense of administrative personnel and services (including, but not limited to, those of a fund accountant, or dividend paying agent charged with

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          calculating net asset values or determining or paying dividends1),  as required to support the shareholders of such class of shares;

     (vi) litigation or other legal expenses relating solely to such class of shares;

     (vii)fees of the Company's Directors incurred as a result of issues relating to such class of shares; and

     (viii) independent accountants' fees relating solely to such class of shares.

     The initial determination of the class expenses that will be allocated by the Company to a particular class of shares and any subsequent changes thereto will be reviewed by the Board of Directors and approved by a vote of the Directors of the Company, including a majority of the Directors who are not interested persons of the Company.

     Income, realized and unrealized capital gains and losses, and any expenses of the Multi-Class Fund not allocated to a particular class of the Company pursuant to this Plan shall be allocated to each class of the Company on the basis of the net asset value of that class in relation to the net asset value of the Company.

III. Class Arrangements.

     The following summarizes the Rule 12b-1 distribution expenses and service fees, exchange fees, and other fees and charges applicable to each class of shares of the Multi-Class Fund. Additional details regarding such fees and services are set forth in the Fund's current Prospectus and Statement of Additional Information.

     A.   Class A Shares (Prudent Bear Fund No Load Shares)

          1.   Maximum Sales Load Imposed on Purchases: None.

          2.   Maximum Sales Load Imposed on Dividends: None.

          3.   Deferred Sales Load: None.

          4.   Redemption Fee: None.

          5.   Exchange Fee: None.

          6.   Rule 12b-1 Distribution Expenses and Service Fees: 0.25%.

          7.   Management Fees: 1.25%.

-------------------
     1 Rule 18f-3 requires that services related to the management of the portfolio's assets, such as custodial fees, be borne by the Company and not by class.

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     B.   Class C Shares (Prudent Bear Fund Class C Shares)

          1.   Maximum Sales Load Imposed on Purchases: None.

          2.   Maximum Sales Load Imposed on Dividends: None.

          3.   Deferred Sales Load: None.

          4.   Redemption Fee: 1.00%.

          5.   Exchange Fee: None.

          6.   Rule 12b-1 Distribution Expenses and Service Fees: 1.00%.

          7.   Management Fees: 1.25%.

     C.   Class D Shares (Prudent Safe Harbor Fund No Load Shares)

          1.   Maximum Sales Load Imposed on Purchases: None.

          2.   Maximum Sales Load Imposed on Dividends: None.

          3.   Deferred Sales Load: None.

          4.   Redemption Fee: None.

          5.   Exchange Fee: None.

          6.   Rule 12b-1 Distribution Expenses and Services Fees: 0.25%.

          7.   Management Fees: 0.75%.

     D.   Class E Shares (Prudent Bear Large Cap Fund No Load Shares)

          1.   Maximum Sales Load Imposed on Purchases: None.

          2.   Maximum Sales Load Imposed on Dividends: None.

          3.   Deferred Sales Load: None.

          4.   Redemption Fee: None.

          5.   Exchange Fee: None.

          6.   Rule 12b-1 Distribution Expenses and Services Fees: 0.25%.

          7.   Management Fees: 0.75%.


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IV.  Board Review.

     The Board of Directors of the Company shall review this Plan as frequently as it deems necessary. Prior to any material amendments to this Plan, the Company's Board of Directors, including a majority of the Directors that are not interested persons of the Company, shall find that the Plan, as proposed to be amended (including any proposed amendments to create a conversion feature or alter the method of allocating class and/or fund expenses), is in the best interest of each class of shares of a Multi-Class Fund individually and the Fund as a whole. In considering whether to approve any proposed amendment to the Plan, the Directors of the Company shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment to the Plan.

     In making its initial determination to approve this Plan, the Board focused on, among other things, the relationship between or among the classes and examined potential conflicts of interest between classes regarding the allocation of fees, services, reimbursement of expenses and voting rights. The Board evaluated the level of services provided to each class and the cost of those services to ensure that the services are appropriate and the allocation of expenses is reasonable. In approving any subsequent amendments to this Plan, the Board shall focus on and evaluate the above-referenced factors as well as any others deemed necessary by the Board.


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